Exhibit 99.D.1

RECENT DEVELOPMENTS
The information included in this section supplements the information about Hungary contained in Hungary’s Annual Report. To the extent the information in this section is inconsistent with the information contained in the Annual Report, the information in this section supersedes and replaces such information. Initially capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report.
Foreign Exchange
Except as otherwise specified, all amounts in this report are expressed in Hungarian forints (“forint” or “HUF”), in euro (“euro” or “EUR”) and in U.S. dollars (“USD”). All currency conversions in this report are at the National Bank of Hungary’s (the “NBH”) official middle rate of exchange on a particular date or calculated at the average of the middle rates of exchange for a particular period. For your convenience, we have converted certain amounts from forint into USD and/or euro at the average exchange rate for each relevant period or the exchange rate in effect on a given date.
On October 31, 2022, the official middle exchange rates were HUF414.46 = USD1.00 and HUF412.01 = EUR1.00. For information on the convertibility of the forint, see “Monetary and Financial System — Exchange Rate Policy — Foreign Exchange and Convertibility of the Forint.”
Overview of Hungary
Recent Parliamentary Elections
Hungary held Parliamentary elections in April 2022. Nominees of the following parties won seats: the electoral partnership pairing Fidesz-Hungarian Civic Union (“Fidesz”) and the Christian Democrats People’s Party (“CDPP”), Mi Hazánk Mozgalom (“Mi Hazánk”), the electoral partnership of Democratic Coalition (“DK”), Jobbik — Movement for a Better Hungary (“Jobbik”), LMP — Politics Can Be Different (“LMP”), Momentum (“Momentum”), Hungarian Socialist Party (“HSP”) and Párbeszéd (“Párbeszéd”). In addition, one representative of Country Self-Governance of Germans in Hungary (Landesselbsverwaltung der Ungarndeutschen — “LdU”) was elected. Fidesz and CDPP formed an alliance before the elections and submitted a joint list of nominees.
Table 1: Composition of Parliament as of November 25, 2022
	Number of seats	Share of seats
		(%)
Fidesz	116	58.3
CDPP	19	9.5
Jobbik	9	4.5
HSP	10	5.0
DK	15	7.5
LMP	5	2.5
Mi Hazánk	6	3.0
Momentum	10	5.0
Párbeszéd	6	3.0
LdU	1	0.5
Independent Representatives	2	1.0
Total	199	100.00

Source: Parliament of Hungary

The Economy
Background
The Hungarian economy has undergone a radical transformation since the fall of communism in 1989. As with other post-communist countries in the region, the Hungarian economy during the last thirty years can be characterized by economic dislocation at the beginning of the 1990s, with gradual improvement as reforms were implemented. The highlights of these economic reforms and trends include:
(1)
An ambitious privatization program — the vast majority of Hungary’s large state-owned enterprises have been privatized. See “Privatization”;

(2)
A shift in exports from countries formerly participating in the Council for Mutual Economic Assistance (“COMECON”) to those of Western Europe and other industrialized countries. Currently, approximately three-quarters of Hungarian exports are to EU markets. See “Balance of Payments and Foreign Trade — Foreign Trade”;

(3)
The ratios of gross and net external debt (excluding intercompany loans) to GDP declined in the second half of the 1990s, but rose steadily from 2002 to 2009 before declining until 2019. In 2021, the gross and net external debt to GDP ratios increased to 60.7% and 10.7%, respectively. Meanwhile, the ratio of public sector debt to GDP, according to EU methodology, decreased from 71.4% in 1996 to 52.3% in 2001, but has increased since 2001, reaching 76.8% in 2021. See “National Debt”;

(4)
GDP grew by 4.3%, 5.4% and 4.9% in 2017, 2018 and 2019, respectively. GDP decreased by 4.5% in 2020, grew by 7.1% in 2021, and increased by 8.2%, by 6.5% and by 4.0% in the first, second and third quarter of 2022, respectively. See “— Gross Domestic Product”;

(5)
Inflation decreased dramatically from 28.3% at the end of 1995 to 2.3% as of April 2006, partly as a result of the reduction of the VAT rate. Price levels dropped by 0.9% in December 2014 mainly as a result of lower energy and food prices and a significant drop in certain public administered prices. Until December 2019, the inflation rate increased gradually to 4.0%, mainly due to increasing food price inflation and indirect tax hikes. The inflation rate decreased to 2.7% in December 2020, but increased to 7.4% in December 2021 and to 21.1% in October 2022, partly due to increasing food and fuel prices. See “— Inflation”;

(6)
Foreign direct investment (the total amount of capital invested in Hungary from abroad) has generally increased since 1995, reaching EUR118.8 billion cumulatively, as of the end of the second quarter of 2022. During the first half of 2022, the balance of net direct investment amounted to a EUR974 million outflow, compared to a EUR243 million outflow during the corresponding period of 2021. See “Balance of Payments and Foreign Trade — Foreign Direct Investment”;

(7)
The general government deficit (according to ESA methodology) as a percentage of GDP amounted to 2.5% in 2017, decreased to 2.1% in 2018, decreased to 2.0% in 2019, increased to 7.5% in 2020 and decreased to 7.1% in 2021; and

(8)
The current account had a surplus from 2010 to 2018 and had a deficit in 2019, 2020 and 2021. The surplus amounted to EUR2,536 million in 2017 and EUR216 million in 2018. The current account had a deficit in the amount of EUR1,148 million in 2019, EUR1,561 million in 2020 and EUR6,426 million in 2021.

Gross Domestic Product
The following table presents the nominal GDP at current market prices, as well as real GDP growth rates, per capita GDP and USD equivalents for the periods indicated:

Table 2: Gross Domestic Product
	For the year ended December 31,					For the six months ended June 30,
	2017	2018	2019	2020	2021	2022
Nominal GDP (HUF billions)	39,274.8	43,386.4	47,664.9	48,411.5	55,125.6	30,222.1
Annual real GDP growth rate (%)	4.3	5.4	4.9	(4.5)	7.1	7.3
Per capita GDP (HUF thousands)	4,012.6	4,438.3	4,878.1	4,965.2	5,677.3	3,105.8(1)
GDP (USD billions)	143.2	160.5	164.0	157.2	181.8	88.0(2)
Per capita GDP (USD)	14,630	16,423	16,784	16,124	18,719	9,079(1)(2)

Source: HCSO
Notes:
(1)
Calculated according to population as of the beginning of the corresponding year.

(2)
Calculated according to the average HUF/USD exchange rate of the corresponding period calculated by the NBH.

The following table shows the sectoral composition of GDP in each of the periods indicated:
Table 3: Sectoral Composition of GDP
	For the year ended December 31,
	2017	2018	2019	2020	2021(1)
	(HUF billions)
Agriculture, forestry and fishing	1,474.5	1,512.6	1,588.7	1,641.9	1,849.2
Mining and quarrying	64.8	103.3	147.2	104.2	154.5
Manufacturing	7,511.9	8,028.0	8,311.1	8,385.5	9,344.9
Electricity, gas, steam and air conditioning supply	582.3	583.5	688.9	670.1	655.2
Water supply; sewerage, waste management and remediation activities	314.9	312.9	328.4	323.1	360.3
Industry total	8,473.9	9,027.6	9,475.6	9,483.0	10,514.9
Construction	1,411.4	1,855.6	2,305.7	2,327.8	2,854.2
Wholesale and retail trade; repair of motor vehicles and motorcycles	3,428.0	3,862.6	4,167.9	4,422.9	5,034.1
Transportation and storage	2,053.2	2,230.9	2,451.7	2,347.1	2,419.4
Accommodation and food service activities	599.9	698.2	792.3	514.0	747.0
Information and communication	1,634.9	1,792.8	1,985.8	2,120.2	2,564.3
Financial and insurance activities	1,196.6	1,287.0	1,513.2	1,615.7	1,838.4
Real estate activities	2,999.9	3,437.2	4,014.3	4,209.8	4,890.7
Professional, scientific and technical activities	2,002.0	2,256.1	2,509.5	2,628.1	3,025.9
Administrative and support service activities	1,307.2	1,419.3	1,549.0	1,373.0	1,725.1
Public administration and defence; compulsory social security	2,726.5	2,894.6	3,164.1	3,301.9	3,584.7
Education	1,524.5	1,637.0	1,773.0	1,846.2	2,016.4
Human health and social work activities	1,497.6	1,665.1	1,778.4	1,974.3	2,346.0
Arts, entertainment and recreation	482.8	532.2	590.5	539.6	657.4
Other service activities	489.7	521.1	589.2	505.9	570.0
Activities of households	6.5	11.9	8.9	9.1	8.8
Taxes less subsidies on products	5,965.8	6,744.5	7,407.1	7,551.0	8,479.1
Gross domestic product (at purchasers’ prices)	39,274.8	43,386.4	47,664.9	48,411.5	55,125.6

Source: HCSO
Notes:
(1)
Preliminary data. The sectoral breakdown of preliminary data differs slightly relative to the sectoral breakdown of final data.

The following table shows the sectoral composition of GDP for the six-month period ended June 30, 2022:
Table 4: Sectoral Composition of GDP
For the six-month period ended June 30, 2022(1)
(HUF billions)
Agriculture, forestry and fishing	666.8
Mining and quarrying; manufacturing; electricity, gas, steam and air conditioning supply; water supply; sewerage, waste management and remediation activities	5,743.2
Of which: manufacturing	5,215.9
Construction	1,378.9
Services, total	17,681.9
Of which: wholesale and retail trade; repair of motor vehicles and motorcycles; accommodation and food service activities	3,127.4
within it: wholesale and retail trade; repair of motor vehicles and motorcycles	2,621.7
within it: accommodation and food service activities	505.8
Of which: transportation and storage	1,405.8
Of which: information and communication	1,363.2
Of which: financial and insurance activities	972.2
Of which: real estate activities	2,900.4
Of which: professional, scientific and technical activities; administrative and support service activities	2,644.0
Of which: public administration and defence; compulsory social security; education; human health and social work activities	4,603.9
within it: public administration and defence; compulsory social security	2,212.8
within it: education	1,118.8
within it: human health and social work activities	1,272.4
Of which: arts, entertainment and recreation, repair of household goods and other services	665.0
Taxes less subsidies on products	4,751.3
Gross domestic product, total (at purchaser’s prices)	30,222.1

Source: HCSO
Notes:
(1)
Preliminary data. The sectoral breakdown of preliminary data differs slightly relative to the sectoral breakdown of final data.

The following table shows GDP expenditures at current prices in each of the periods indicated:

Table 5: Composition of GDP by Expenditure
	For the year ended December 31,					For the six-month period ended June 30,
	2017	2018	2019	2020	2021(1)	2022(1)
	(HUF billions)
Household final consumption expenditure	18,938.9	20,506.5	22,547.2	22,946.6	25,555.4	14,934.5
Social transfers in kind from government	3,818.3	4,040.3	4,302.0	4,711.3	5,326.4	2,944.1
Social transfers in kind from NPISHs(2)	735.1	860.6	914.8	1,021.7	1,078.6	590.9
Actual final consumption of households	23,492.3	25,407.4	27,764.0	28,679.6	31,960.5	18,469.5
Actual final consumption of government	4,112.4	4,502.8	5,262.8	5,604.4	6,187.2	3,526.6
Actual final consumption, total	27,604.7	29,910.2	33,026.8	34,284.0	38,147.7	21,996.1
Gross fixed capital formation	8,698.6	10,729.9	12,873.3	12,841.3	14,987.9	7,912.6
Changes in inventories	305.0	832.8	585.8	297.9	1,750.5	1,182.9
Acquisitions less disposals of valuables	70.1	69.5	78.7	54.6	72.7	44.1
Gross capital formation, total	9,073.7	11,632.2	13,537.7	13,193.8	16,811.2	9,139.6
Domestic use, total	36,678.5	41,542.4	46,564.5	47,477.8	54,958.9	31,135.7
Exports goods	26,379.8	28,233.9	30,103.8	31,144.7	37,028.7	22,663.8
Exports services	7,364.9	8,104.8	8,764.9	6,969.0	7,924.6	4,702.6
Exports total	33,744.7	36,338.7	38,868.6	38,113.7	44,953.3	27,366.4
Imports goods	25,930.5	28,969.4	31,310.0	31,609.8	38,660.7	24,728.5
Imports services	5,217.9	5,525.3	6,458.2	5,570.1	6,125.9	3,551.4
Imports total	31,148.4	34,494.7	37,768.3	37,180.0	44,786.6	28,279.9
External balance goods	449.4	(735.6)	(1,206.3)	(465.1)	(1,632.1)	(2,064.7)
External balance services	2,147.0	2,579.6	2,306.6	1,398.9	1,798.7	1,151.2
External balance total	2,596.3	1,844.0	1,100.4	933.8	166.7	(913.6)
Gross domestic product, total total	39,274.8	43,386.4	47,664.9	48,411.5	55,125.6	30,222.1

Source: HCSO
Notes:
(1)
Preliminary data.

(2)
Non-profit institutions serving households.

The following table shows the volume indices of GDP expenditures in each of the periods indicated:

Table 6: Volume Indices of GDP
	For the year ended December 31,					For the six-month period ended June 30,
	2017	2018	2019	2020	2021(2)	2022(2)
	(Corresponding period of the previous year = 100)
Household final consumption expenditure	104.7	104.8	105.1	98.7	105.0	111.1
Social transfers in kind from government	101.7	99.3	101.9	94.2	100.7	105.5
Social transfers in kind from NPISHs	114.6	112.9	101.9	103.4	101.7	101.8
Actual final consumption of households	104.5	104.2	104.5	98.1	104.2	109.9
Actual final consumption of government	103.8	104.2	109.4	103.9	103.1	102.5
Actual final consumption, total	104.4	104.2	105.2	99.0	104.0	108.7
Gross fixed capital formation	119.7	116.3	112.8	92.9	105.2	107.9
Changes in inventories(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)
Acquisitions less disposals of valuables(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)
Gross capital formation, total	110.1	115.9	112.1	93.2	111.7	109.2
Domestic use, total	105.7	107.1	107.1	97.4	106.2	108.6
Exports goods	106.2	104.0	104.8	98.8	110.3	103.2
Exports services	107.6	108.5	107.5	77.0	109.9	122.8
Exports total	106.5	105.0	105.4	93.9	110.3	106.4
Imports goods	109.1	107.5	106.8	98.3	109.4	105.6
Imports services	105.1	104.5	115.5	85.6	107.6	121.0
Imports total	108.4	107.0	108.2	96.1	109.1	107.7
External balance goods(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)
External balance services(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)
External balance total(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)	n/a(1)
Gross domestic product, total total	104.3	105.4	104.9	95.5	107.1	107.3

Source: HCSO
Notes:
(1)
n/a: Not available.

(2)
Preliminary data.

In 2017, the GDP growth rate amounted to 4.3%, mainly as a result of growing consumption and increased investments. In 2018, the GDP growth rate increased to 5.4%, mainly as a result of growing consumption and increased investments. In 2019, the GDP growth rate was 4.9%, mainly as a result of a deceleration in investment. In 2020, GDP decreased by 4.5%, mainly as a result of the ongoing COVID-19 pandemic. In 2021, GDP increased by 7.1%, as a result of growing consumption, investments and external trade.
In 2021, value added by the agricultural industry declined as a result of less favorable weather conditions as compared to 2020, with the sector decreasing by 1.9%. As external demand strengthened, value added by the industrial sector (i.e., manufacturing, mining and quarrying and electricity) increased by 6.2%. Construction grew by 9.2% as infrastructure investments and home building activities both strengthened. The growth contribution of the services sector amounted to 4.8%. The COVID-19 pandemic and the resulting lockdown measures affected several sectors (including industry, construction and services) significantly in 2020 resulting in a low base effect contributing to growth in 2021.
In 2021, domestic use increased by 6.2%, and consumption increased by 4.0%. Gross fixed capital formation increased by 5.2%. Gross capital formation grew by 11.7%. Positive and increasing net exports turned the 6.2% increase of domestic use into a 7.1% increase of GDP. Exports increased by 10.3% and imports increased by 9.1%. Exports increased to a larger extent compared to imports, indicating a significant improvement in external demand.
In the first half of 2022, GDP increased by 7.3% compared to the corresponding period of the previous year. Value added by the agricultural sector decreased by 23.2% mainly because weather conditions were less favorable compared to the corresponding period of the previous year. Value added by the industrial sector (i.e., manufacturing, mining and quarrying and electricity) increased by 4.4% indicating an improvement in external demand. Construction increased by 6.3%. The value added by the service sector grew by 10.5%.
In the first half of 2022, domestic use increased by 8.6%, and consumption grew by 8.7%. Gross fixed capital formation increased significantly by 7.9%. Gross capital formation grew by 9.2%, partly as a result of changes in inventories. Net exports dampened the 8.6% increase of domestic demand to a 7.3% increase of GDP. Growth in imports amounted to 7.7%, significantly exceeding growth in exports of 6.4%. Consequently, the growth contribution of the export sector was negative as net exports turned negative.
Inflation
In December 2017, the year-on-year CPI inflation rate increased to 2.1% mainly as a result of increasing energy and food prices. In December 2018, the year-on-year CPI inflation rate increased to 2.7% mainly as a result of increasing food prices and indirect tax increases imposed on alcohol and tobacco products. In December 2019, the year-on-year CPI inflation rate increased to 4.0% mainly as a result of increasing food prices and indirect tax increases imposed on alcohol and tobacco products. In December 2020, the year-on-year CPI inflation rate decreased to 2.7% mainly as a result of weak demand due to the ongoing COVID-19 pandemic. In December 2021, the year-on-year CPI inflation rate increased to 7.4% mainly as a result of strong demand and higher food and energy prices. In October 2022, the year-on-year CPI inflation rate increased to 21.1% mainly as a result of higher food and energy prices.
Wages
The following table sets forth year-on-year changes in nominal and real wages for the periods indicated:
Table 7: Wages
	For the year ended December 31,					For the nine months ended September 30,
	2017	2018	2019(1)	2020(1)	2021(1)	2022(1)
	(%)
Nominal net wage index	12.9	11.3	11.4	9.7	8.7	17.5
Real net wage index	10.3	8.3	7.7	6.2	3.4	5.1

Source: HCSO
Note:
(1)
Preliminary data.

In 2017, net real wages grew by 10.3% as nominal gross wages increased at a rate significantly exceeding the inflation rate. In 2018, net real wages grew by 8.3% mainly as a result of rising nominal gross wages. In 2019, net real wages grew by 7.7% mainly as a result of rising nominal gross wages. In 2020, net real wages grew by 6.2% mainly as a result of rising nominal gross wages. In 2021, net real wages grew by 3.4% mainly as a result of rising nominal gross wages. In the first nine months of 2022, net real wages grew by 5.1% mainly as a result of rising nominal gross wages as CPI inflation was 11.8% in the first nine months of 2022.
Employment
The following table illustrates the general composition of employment and unemployment for each of the years indicated:

Table 8: Unemployment(1)
	For the year ended December 31,					For the three-month period ended March 31,	For the three-month period ended June 30,	For the three-month period ended September 30,
	2017	2018	2019	2020	2021	2022
	(annual average, %)
Population aged 15 – 74 (thousands)	7,460	7,432	7,419	7,409	7,359	7,337	7,332	7,323
Activity rate	63.5	64.3	64.7	64.8	65.6	66.2	66.2	66.8
Employment rate	61.0	62.0	62.6	62.1	63.0	63.7	64.0	64.3
Unemployment rate	4.0	3.6	3.3	4.1	4.1	3.7	3.2	3.6

Source: HCSO
Note:
(1)
Based on the international sampling methodology pursuant to the guidelines of the International Labor Organization. Data covering population aged 15 – 74.

The unemployment rate in 2017 (calculated using the guidelines of the International Labor Organization) reached 4.0%. In addition to improving economic performance, government measures aimed at reducing unemployment played a significant role in reducing the unemployment rate. In 2018, the unemployment rate fell further to 3.6%. In 2019, the unemployment rate fell to 3.3%. The unemployment rate increased to 4.1% in 2020 mainly as a result of the COVID-19 pandemic. The unemployment rate amounted to 4.1% in 2021 remaining unchanged relative to the previous year. The unemployment rate fell to 3.7% during the three-month period ended March 31, 2022, and to 3.2% during the three-month period ended June 30, 2022, indicating a tight labor market. The unemployment rate increased to 3.6% during the three-month period ended September 30, 2022, indicating a slightly loosening labor market.
Principal Sectors of the Economy
The following tables indicate the volume indices by industry sector for the periods indicated:
Table 9: Volume Indices by Industry(1)
	For the year ended December 31,
	2017	2018	2019	2020	2021(3)
	(Corresponding period of the previous year = 100)
Agriculture, forestry and fishing	93.3	105.2	98.1	92.0	98.1
Mining and quarrying	130.2	161.7	149.5	72.9	105.8
Manufacturing	103.3	102.8	101.8	92.1	108.9
Electricity, gas, steam and air conditioning supply	89.9	96.4	111.2	96.6	84.3
Water supply; sewerage, waste management and remediation activities	102.7	98.4	105.4	96.4	80.4
Industry total	102.2	102.6	103.0	92.3	106.2
Construction	121.2	115.2	113.1	91.4	109.2
Wholesale and retail trade; repair of motor vehicles and motorcycles	106.8	110.6	105.9	101.7	107.0
Transportation and storage	102.1	107.0	106.2	90.2	103.6
Accommodation and food service activities	111.3	107.5	104.8	55.5	143.2
Information and communication	111.3	110.5	110.4	106.5	121.7
Financial and insurance activities	105.8	105.2	113.6	104.4	110.4
Real estate activities	101.6	104.5	102.8	100.3	104.0
Professional, scientific and technical activities	110.5	111.4	108.1	102.4	112.3

	For the year ended December 31,
	2017	2018	2019	2020	2021(3)
	(Corresponding period of the previous year = 100)
Administrative and support service activities	114.7	105.3	103.3	85.3	121.3
Public administration and defence; compulsory social security	98.5	100.4	99.5	101.7	101.9
Education	99.4	102.1	101.3	101.8	99.4
Human health and social work activities	101.1	100.6	101.6	80.0	104.6
Arts, entertainment and recreation	111.9	106.6	112.4	89.2	116.5
Other service activities	104.5	106.6	105.9	87.4	108.7
Activities of households	95.3	173.3	69.4	94.2	90.6
Taxes less subsidies on products(2)	n/a	n/a	n/a	n/a	n/a
Gross domestic product (at purchasers’ prices)	104.3	105.4	104.9	95.5	107.1

Source: HCSO
Notes:
(1)
Data unadjusted for calendar-day effect.

(2)
n/a: Not available.

(3)
Preliminary data.

Table 10: Volume Indices by Industry
For the six-month period ended June 30, 2022(3)
(Corresponding period of the previous year = 100)
Agriculture, forestry and fishing	76.8
Mining and quarrying; manufacturing; electricity, gas, steam and air conditioning supply; water supply; sewerage, waste management and remediation activities	104.4
Of which: manufacturing	104.7
Construction	106.3
Services, total	110.5
Of which: wholesale and retail trade; repair of motor vehicles and motorcycles; accommodation and food service activities	114.8
within it: wholesale and retail trade; repair of motor vehicles and motorcycles	108.4
within it: accommodation and food service activities	161.0
Of which: transportation and storage	120.8
Of which: information and communication	113.0
Of which: financial and insurance activities	106.3
Of which: real estate activities	105.8
Of which: professional, scientific and technical activities; administrative and support service activities	113.6
Of which: public administration and defence; compulsory social security; education; human health and social work activities	104.8
within it: public administration and defence; compulsory social security	101.1
within it: education	103.2
within it: human health and social work activities	111.9
Of which: arts, entertainment and recreation, repair of household goods and other services	117.5
Taxes less subsidies on products(2)	n/a
Gross domestic product, total (at purchaser’s prices)	107.3

Source: HCSO
Notes:
(1)
Data unadjusted for calendar-day effect.

(2)
n/a: Not available.

(3)
Preliminary data.

Industry
According to volume indices compiled by HCSO, gross industrial production increased by 9.2%, and total sales grew by 9.4%, in 2021. Between 2018 and 2021, industrial export sales amounted to more than 60% of the total sales of the sector. In 2021, export sales increased by 8.9%, and domestic sales grew by 10.3%. In 2021, 95.5% of total industrial production was attributable to manufacturing. The value of mining and quarrying production amounted to 0.4% of total industrial production, and the value of electricity, gas, steam and air conditioning supply production amounted to 4.1% of total industrial production.
According to preliminary volume indices compiled by HCSO, export sales increased by 7.9%, while domestic sales grew by 7.4% during the nine-month period ended September 30, 2022. As a result, total sales increased by 7.7%, and gross production grew by 6.4% during the nine-month period ended September 30, 2022, according to preliminary data.
Manufacturing
In 2021, gross production in the manufacturing sector increased by 9.0% and total manufacturing sales increased by 7.5%. In 2021, export sales in manufacturing increased by 6.1%, while domestic sales increased by 11.3%. In 2021, approximately half of manufacturing production was attributable to three subsectors: the manufacture of transport equipment; the manufacture of computer, electronic and optical products; and the manufacture of food products, beverages and tobacco products.
During the nine-month period ended September 30, 2022, export sales in manufacturing increased by 6.5%, and domestic sales increased by 4.8%. As a result, total manufacturing sales increased by 6.0%, and gross production increased by 6.5% during the nine-month period ended September 30, 2022.
Manufacture of Food Products, Beverages and Tobacco Products
In 2021, gross production in the manufacture of food products, beverages and tobacco products subsector grew by 8.5%, and total sales increased by 8.3%. In 2021, export sales in this subsector increased by 10.1%, and domestic sales grew by 7.1%. During the nine-month period ended September 30, 2022, export sales grew by 14.6%, and domestic sales increased by 4.2%. As a result, during the nine-month period ended September 30, 2022, total sales grew by 8.7%, and gross production increased by 10.5%.
Manufacture of Computer, Electronic and Optical Products
In 2021, gross production in the manufacture of computer, electronic and optical products subsector increased by 5.6%, and total sales grew by 5.4%. In 2021, export sales in this subsector increased by 4.0%, and domestic sales grew by 41.7%. During the nine-month period ended September 30, 2022, export sales grew by 9.7%, and domestic sales increased by 7.3%. As a result, during the nine-month period ended September 30, 2022, total sales grew by 9.6%, and gross production increased by 10.6%.
Manufacture of Transport Equipment
In 2021, gross production in the manufacture of transport equipment subsector decreased by 2.2%, and total sales decreased by 2.4%. In 2021, export sales in this subsector decreased by 2.5%, while domestic sales decreased by 2.2%. During the nine-month period ended September 30, 2022, export sales increased by 9.8%, and domestic sales decreased by 1.7%. As a result, during the nine-month period ended September 30, 2022, total sales grew by 9.0%, and gross production increased by 9.5%.

Construction
In 2021, the output of the construction sector increased by 12.1% compared to 2020. In 2021, the construction of buildings grew by 16.7% compared to 2020. In 2021, civil engineering works increased by 6.7%. Output of the construction sector increased by 4.8% in the nine-month period ended September 30, 2022, compared to the same period in 2021. Civil engineering construction increased by 2.0% in the nine-month period ended September 30, 2022, compared to the same period in 2021. Building construction increased by 7.1% in the nine-month period ended September 30, 2022, compared to the corresponding period in 2021.
Service Industries
Gross value added by services increased by 10.5% during the six-month period ended June 30, 2022.
In 2021, twelve out of fourteen service subsectors increased, and two service subsectors decreased. The twelve service subsectors that increased were (i) wholesale and retail trade; repair of motor vehicles and motorcycles; (ii) transportation and storage; (iii) accommodation and food service activities; (iv) information and communication; (v) financial and insurance activities; (vi) real estate activities; (vii) professional, scientific and technical activities; (viii) administrative and support service activities; (ix) public administration and defence; compulsory social security; (x) human health and social work activities; (xi) arts, entertainment and recreation; and (xii) other service activities, increasing by 7.0%, 3.6%, 43.2%, 21.7%, 10.4%, 4.0%, 12.3%, 21.3%, 1.9%, 4.6%, 16.5% and 8.7%, respectively. The two service subsectors that decreased were (i) education; and (ii) activities of households, decreasing by 0.6% and 9.4%, respectively.
The Central Statistical Office of Hungary uses a slightly different sectoral breakdown for annual data than for quarterly data.
In the six-month period ended June 30, 2022, all eight service subsectors increased, and no service subsectors decreased. The eight service subsectors that increased were (i) wholesale and retail trade; repair of motor vehicles and motorcycles; accommodation and food service activities; (ii) transportation and storage; (iii) information and communication; (iv) financial and insurance activities; (v) real estate activities; (vi) professional, scientific and technical activities; administrative and support service activities; (vii) public administration and defense; compulsory social security; education; human health and social work activities; and (viii) arts, entertainment and recreation; repair of household goods and other services, increasing by 14.8%, 20.8%, 13.0%, 6.3%, 5.8%, 13.6%, 4.8% and 17.5%, respectively.
The following table sets forth the composition of the service industry per individual subsector for the periods indicated:
Table 11: Composition of Service Industry per Subsector
	For the year ended December 31,
	2017	2018	2019	2020	2021(1)
	(%)
Wholesale and retail trade; repair of motor vehicles and motorcycles	15.6	15.9	15.5	16.1	16.0
Transportation and storage	9.4	9.2	9.1	8.6	7.7
Accommodation and food service activities	2.7	2.9	2.9	1.9	2.4
Information and communication	7.4	7.4	7.4	7.7	8.2
Financial and insurance activities	5.5	5.3	5.6	5.9	5.8
Real estate activities	13.7	14.2	14.9	15.4	15.6
Professional, scientific and technical activities	9.1	9.3	9.3	9.6	9.6
Administrative and support service activities	6.0	5.9	5.8	5.0	5.5
Public administration and defence; compulsory social security	12.4	11.9	11.8	12.0	11.4
Education	6.9	6.8	6.6	6.7	6.4

	For the year ended December 31,
	2017	2018	2019	2020	2021(1)
	(%)
Human health and social work activities	6.8	6.9	6.6	7.2	7.5
Arts, entertainment and recreation	2.2	2.2	2.2	2.0	2.1
Other service activities	2.2	2.1	2.2	1.8	1.8
Activities of households	0.0	0.0	0.0	0.0	0.0
Services, total	100.0	100.0	100.0	100.0	100.0

Source: HCSO
Notes:
(1)
Preliminary data.

Table 12: Composition of the Service Industry per Subsector
For the six-month period ended June 30, 2022(1)
(%)
Wholesale and retail trade; repair of motor vehicles and motorcycles; accommodation and food service activities	17.7
within it: wholesale and retail trade; repair of motor vehicles and motorcycles	14.8
within it: accommodation and food service activities	2.9
Transportation and storage	8.0
Information and communication	7.7
Financial and insurance activities	5.5
Real estate activities	16.4
Professional, scientific and technical activities; administrative and support service activities	15.0
Public administration and defence; compulsory social security; education; human health and social work activities	26.0
within it: public administration and defence; compulsory social security	12.5
within it: education	6.3
within it: human health and social work activities	7.2
Arts, entertainment and recreation, repair of household goods and other services	3.8
Services, total	100.0

Source: HCSO
Notes:
(1)
Preliminary data.

Agriculture
In 2021, production of wheat, maize and barley amounted to 5.3 million tons, 6.5 million tons and 1.7 million tons, respectively. In 2021, the production of sunflower seed, sugar beet and rape seed amounted to 1.8 million tons, 0.7 million tons and 0.7 million tons, respectively. In 2022, production of wheat amounted to 4.2 million tons, and the production of barley reached 1.5 million tons.

Balance of Payments and Foreign Trade
Balance of Payments
The following tables set out the balance of payments of Hungary for the periods indicated:
Table 13: Balance of Payments
	For the year ended December 31,
	2017	2018	2019	2020	2021
	(EUR millions)
1. Current account, net (1.A+1.B+1.C)	2,535.9	215.9	(1,148.3)	(1,561.0)	(6,426.3)
1.A. Goods and Services, net	8,658.6	5,799.9	3,402.2	2,669.6	468.1
Exports	109,101.7	113,939.1	119,442.1	108,544.4	125,352.0
Imports	100,443.1	108,139.2	116,039.9	105,874.8	124,883.9
1.A.a. Goods, net	1,712.0	(2,280.0)	(3,686.9)	(1,334.4)	(4,562.2)
Exports	85,285.1	88,543.6	92,524.6	88,655.2	103,231.7
Imports	83,573.1	90,823.6	96,211.5	89,989.6	107,793.9
1.A.b. Services, net	6,946.6	8,079.9	7,089.1	4,004.0	5,030.4
Exports	23,816.6	25,395.6	26,917.5	19,889.2	22,120.3
Imports	16,870.1	17,315.6	19,828.4	15,885.2	17,089.9
1.B. Primary income, net	(5,020.5)	(5,037.2)	(3,722.9)	(3,510.3)	(5,177.8)
1.B.1. Compensation of employees, net	2,627.2	2,437.2	2,657.9	2,022.2	1,566.2
1.B.2. Investment income, net	(8,869.1)	(8,674.4)	(7,523.1)	(6,755.4)	(7,881.4)
1.B.2.1. Direct investment income, net	(7,343.6)	(7,349.0)	(6,313.8)	(5,984.5)	(7,022.7)
1.B.2.2. Portfolio investment income, net	(1,468.9)	(1,314.5)	(1,248.8)	(771.5)	(804.9)
1.B.2.3. Other investment income, net	(243.9)	(203.3)	(204.2)	(219.4)	(206.9)
1.B.2.4. Reserve assets, net	187.3	192.5	243.7	220.0	153.1
1.B.3. Other primary income, net	1,221.4	1,200.0	1,142.3	1,222.9	1,137.4
– of which: EU transfers	1,221.4	1,200.0	1,142.3	1,222.9	1,137.4
1.C. Secondary income, net	(1,102.1)	(546.8)	(827.6)	(720.3)	(1,716.6)
– of which: EU transfers	103.2	588.9	293.1	119.6	(1,144.2)
2. Capital account, net	1,075.4	3,062.9	2,700.6	2,792.9	3,925.5
– of which: EU transfers	1,353.3	2,234.7	2,787.3	3,135.2	3,944.5
3. Financial account (net assets) (3.1+3.2+3.3+3.4+3.5)	1,865.6	1,318.7	(60.9)	(2,470.4)	(5,906.2)
3.1. Direct investment (net assets)	(2,036.8)	(2,611.8)	(1,128.4)	(2,359.5)	(2,832.6)
3.1.k. Abroad (net assets)	1,096.8	2,811.0	2,789.0	3,769.9	3,472.2
3.1.1.k Equity (net assets)	216.4	3,346.9	2,657.1	3,844.5	2,491.4
3.1.1.1.ki Equity other than reinvestment of earnings (net assets)	(854.2)	2,501.1	1,607.7	2,871.7	1,060.4
3.1.1.2.ki Reinvestment of earnings (net assets)	1,070.6	845.8	1,049.4	972.7	1,431.0
3.1.2.ki Debt instruments (net assets)	880.4	(535.9)	132.0	(74.6)	980.8
3.1.2.1.ki Assets	885.8	38.6	275.6	(159.9)	850.0
3.1.2.2.ki Liabilities	5.4	574.5	143.7	(85.3)	(130.8)
3.1.t In Hungary (net liabilities)	3,133.6	5,422.9	3,917.5	6,129.4	6,304.7

	For the year ended December 31,
	2017	2018	2019	2020	2021
	(EUR millions)
3.1.1.t Equity (net liabilities)	8,410.1	4,713.2	5,593.0	2,440.4	585.3
3.1.1.1.be Equity other than reinvestment of earnings (net liabilities)	2,322.4	(907.7)	1,248.5	(1,114.9)	(4,930.3)
3.1.1.2.be Reinvestment of earnings (net liabilities)	6,087.7	5,620.9	4,344.4	3,555.2	5,515.6
3.1.2.be Debt instruments (net liabilities)	(5,276.5)	709.7	(1,675.5)	3,689.0	5,719.5
3.1.2.1.be Assets	3,890.0	673.6	(1,002.8)	(2,875.0)	979.7
3.1.2.2.be Liabilities	(1,386.5)	1,383.3	(2,678.3)	814.0	6,699.2
3.2. Portfolio investment (net assets)	3,761.4	(184.6)	1,544.5	(2,481.2)	327.0
3.2.k Assets	1,916.5	(140.2)	258.3	623.8	2,713.4
3.2.t Liabilities	(1,844.9)	44.4	(1,286.3)	3,105.0	2,386.4
3.3. Financial derivatives (other than reserves), net assets	(1,049.6)	(932.7)	21.8	(443.9)	(1,664.6)
3.3.k Assets	(4,616.5)	(4,432.1)	(3,601.2)	(6,493.2)	(7,300.8)
3.3.t Liabilities	(3,566.9)	(3,499.4)	(3,623.0)	(6,049.2)	(5,636.2)
3.4. Other investment (net assets)	1,162.6	1,450.3	(824.2)	(3,116.6)	(5,523.9)
3.4.k Assets	1,750.5	2,666.3	930.0	1,722.3	3,877.4
3.4.t Liabilities	587.9	1,216.0	1,754.3	4,838.9	9,401.3
3.5. Reserve assets	27.9	3,597.5	325.4	5,930.9	3,787.8
Memorandum:
Net external financing capacity
Net external financing capacity (CA and Capital account)	3,611.3	3,278.8	1,552.2	1,231.8	(2,500.8)
Financial account balance	1,865.6	1,318.7	(60.9)	(2,470.4)	(5,906.2)
Difference (Net errors and omissions)	(1,745.8)	(1,960.1)	(1,613.2)	(3,702.2)	(3,405.4)
Reserve assets (stock)	23,367.9	27,402.5	28,385.2	33,677.3	38,376.9
Gross external debt denominated in foreign currencies (excl. direct investment debt instruments)	54,354.3	51,627.2	52,002.3	57,666.8	69,342.4
– o/w: General government and Central bank	22,923.7	20,848.4	19,859.3	26,658.5	34,982.9
Net external debt denominated in foreign currencies (excl. direct investment debt instruments)	(333.9)	(8,077.3)	(9,125.7)	(8,792.1)	(2,783.3)
– o/w: General government and Central bank	(571.7)	(5,680.3)	(7,483.2)	(6,330.5)	110.3

Source: NBH
The current account deficit amounted to EUR6,426 million in 2021, mainly due to a large deficit in primary and secondary income offsetting the surplus in goods and services. During 2021, direct investment amounted to a net inflow, reaching EUR2,833 million compared to a net inflow of EUR2,359 million in 2020.
During the six-month period ended June 30, 2022, EU countries accounted for 77% of Hungary’s exports and 70% of imports.

Foreign Direct Investment
The following table sets forth historical records of foreign direct investment (“FDI”) in Hungary and Hungarian direct investments abroad during the years indicated:
Table 14: Foreign Direct Investment Flows
	For the year ended December 31,
	2017	2018	2019	2020	2021
	(EUR millions)
3.1. Direct investment (net assets)	(2,036.8)	(2,611.8)	(1,128.4)	(2,359.5)	(2,832.6)
3.1.k. Abroad (net assets)	1,096.8	2,811.0	2,789.0	3,769.9	3,472.2
3.1.1.k Equity (net assets)	216.4	3,346.9	2,657.1	3,844.5	2,491.4
3.1.1.1.ki Equity other than reinvestment of earnings (net assets)	(854.2)	2,501.1	1,607.7	2,871.7	1,060.4
3.1.1.2.ki Reinvestment of earnings (net assets)	1,070.6	845.8	1,049.4	972.7	1,431.0
3.1.2.ki Debt instruments (net assets)	880.4	(535.9)	132.0	(74.6)	980.8
3.1.2.1.ki Assets	885.8	38.6	275.6	(159.9)	850.0
3.1.2.2.ki Liabilities	5.4	574.5	143.7	(85.3)	(130.8)
3.1.t In Hungary (net liabilities)	3,133.6	5,422.9	3,917.5	6,129.4	6,304.7
3.1.1.t Equity (net liabilities)	8,410.1	4,713.2	5,593.0	2,440.4	585.3
3.1.1.1.be Equity other than reinvestment of earnings (net liabilities)	2,322.4	(907.7)	1,248.5	(1,114.9)	(4,930.3)
3.1.1.2.be Reinvestment of earnings (net liabilities)	6,087.7	5,620.9	4,344.4	3,555.2	5,515.6
3.1.2.be Debt instruments (net liabilities)	(5,276.5)	709.7	(1,675.5)	3,689.0	5,719.5
3.1.2.1.be Assets	3,890.0	673.6	(1,002.8)	(2,875.0)	979.7
3.1.2.2.be Liabilities	(1,386.5)	1,383.3	(2,678.3)	814.0	6,699.2

Source: NBH
In 2017, net FDI amounted to an inflow of EUR2,037 million. In 2018, net FDI inflow increased, reaching EUR2,612 million. In 2019, net FDI inflow decreased, reaching EUR1,128 million. In 2020, net FDI inflow increased, reaching EUR2,359 million. In 2021, net FDI inflow increased further, reaching EUR2,833 million.
As of December 31, 2021, the cumulative FDI in Hungary amounted to EUR119.7 billion.
The following table sets forth certain information regarding FDI in Hungary and Hungarian direct investments abroad during the three months ended March 31, 2022 and June 30, 2022 as compared to the same period in 2021:
Table 15: Foreign Direct Investment Flows: First and Second Quarter of 2021 and 2022
	For the three-month period ended
	March 31, 2021	June 30, 2021	March 31, 2022	June 30, 2022
3.1. Direct investment (net assets)	438.7	(196.0)	1,476.4	(502.8)
3.1.k. Abroad (net assets)	875.0	162.8	1,922.2	68.5
3.1.1.k Equity (net assets)	949.7	234.1	1,354.9	59.3
3.1.1.1.ki Equity other than reinvestment of earnings (net assets)	476.3	174.0	978.2	(65.6)
3.1.1.2.ki Reinvestment of earnings (net assets)	473.4	60.1	376.8	124.9

	For the three-month period ended
	March 31, 2021	June 30, 2021	March 31, 2022	June 30, 2022
3.1.2.ki Debt instruments (net assets)	(74.7)	(71.3)	567.2	9.2
3.1.2.1.ki Assets	132.6	807.7	542.7	15.5
3.1.2.2.ki Liabilities	207.3	879.0	(24.5)	6.3
3.1.t In Hungary (net liabilities)	436.3	358.8	445.7	571.3
3.1.1.t Equity (net liabilities)	(4,330.4)	(552.2)	(60.9)	(1,410.7)
3.1.1.1.be Equity other than reinvestment of earnings (net liabilities)	(5,054.7)	(674.8)	(778.4)	(1,067.0)
3.1.1.2.be Reinvestment of earnings (net liabilities)	724.3	122.6	717.5	(343.7)
3.1.2.be Debt instruments (net liabilities)	4,766.7	910.9	506.6	1,982.0
3.1.2.1.be Assets	1,983.2	(819.6)	1,732.8	(936.6)
3.1.2.2.be Liabilities	6,749.9	91.4	2,239.4	1,045.4

Source: NBH
During the six-month period ended June 30, 2022, the balance of direct investment showed a net outflow of EUR974 million compared to the EUR243 million net inflow during the same period of 2021.
Foreign direct investment abroad during the six-month period ended June 30, 2022 generated a net outflow of EUR1,991 million, while in the corresponding period of 2021, foreign direct investment abroad generated a net outflow of EUR1,038 million. During the six-month period ended June 30, 2022, foreign direct investment abroad in the form of debt instruments amounted to a net outflow of EUR576 million, compared to a net inflow of EUR146 million during the corresponding period of 2021. During the six-month period ended June 30, 2022, foreign direct investment abroad in the form of equity capital (including reinvestment of earnings and equity) amounted to a net EUR1,414 million outflow; during the corresponding period of 2021, net capital outflow amounted to EUR1,184 million. During the six-month period ended June 30, 2022, foreign direct investment abroad in the form of reinvestment of earnings amounted to a net outflow of EUR502 million; during the corresponding period of 2021, net capital outflow amounted to EUR534 million. During the six-month period ended June 30, 2022, foreign direct investment abroad in the form of equity capital (excluding reinvestment of earnings) amounted to a net outflow of EUR913 million; during the corresponding period of 2021, net capital outflow amounted to EUR650 million.
Foreign direct investment in Hungary in the six-month period ended June 30, 2022 generated a net inflow of EUR1,017 million, while in the corresponding period of 2021, foreign direct investment in Hungary generated a net inflow of EUR795 million. During the six-month period ended June 30, 2022, foreign direct investment in Hungary in the form of debt instruments amounted to a net inflow of EUR2,489 million; during the corresponding period of 2021, net capital inflow amounted to EUR5,678 million. During the six-month period ended June 30, 2022, foreign direct investment in Hungary in the form of equity capital (including reinvestment of earnings and equity) amounted to a net outflow of EUR1,472 million; during the corresponding period of 2021, net capital outflow amounted to EUR4,883 million. During the six-month period ended June 30, 2022, foreign direct investment in Hungary in the form of reinvestment of earnings amounted to a net inflow of EUR374 million; during the corresponding period of 2021, net capital inflow amounted to EUR847 million. During the six-month period ended June 30, 2022, foreign direct investment in Hungary in the form of equity capital (excluding reinvestment of earnings) amounted to a net outflow of EUR1,845 million; during the corresponding period of 2021, net capital outflow amounted to EUR5,729 million.
In recent years, reinvested earnings in Hungary and FDI in the form of other capital have been relatively high, amounting to approximately half of the balance of net income on equities. Further, the increasing investment by Hungarian companies in the form of equity capital abroad has primarily been a result of certain Hungarian companies seeking to increase their footprint in the Central-Eastern European region generally.

Foreign Exchange Reserves
The following table presents the level of Hungary’s gold and foreign exchange reserves as of the dates indicated:
Table 16: Gold and Foreign Exchange Reserves
	As of December 31,					As of October 31,
	2017	2018	2019	2020	2021	2022
	(EUR millions)
International net gold reserves(1)	107.0	1,129.9	1,376.2	1,562.6	4,875.9	5,045.0
Foreign exchange(2)	23,261.3	26,273.2	27,009.5	32,114.8	33,501.3	31,839.0
Total	23,368.3	27,403.1	28,385.6	33,677.4	38,377.1	36,883.9

Source: NBH
Notes:
(1)
Gold valued at London rates fixed on the relevant date.

(2)
Consists of foreign currencies, including the counterparts of swapped gold, special drawing rights — SDR, reserve position in the IMF and other reserve assets, converted at exchange rates at the dates shown.

Monetary and Financial System
The following table sets forth the amount of one-week deposits as of the end of the periods indicated:
Table 17: Stock of One-Week Deposits
Stock as of end of the month
HUF billions
April 2020	671.50
May 2020	1,066.30
June 2020	1,646.40
July 2020	2,321.70
August 2020	2,049.40
September 2020	1,925.00
October 2020	2,340.10
November 2020	2,907.70
December 2020	3,049.00
January 2021	4,132.00
February 2021	5,132.80
March 2021	3,784.30
April 2021	4,738.50
May 2021	4,938.60
June 2021	4,372.40
July 2021	5,628.19
August 2021	5,937.59
September 2021	5,157.20

Stock as of end of the month
HUF billions
October 2021	6,755.98
November 2021	7,723.28
December 2021	6,447.28
January 2022	9,761.48
February 2022	10,201.22
March 2022	7,894.18
April 2022	10,070.48
May 2022	9,474.10
June 2022	7,262.80
July 2022	8,580.80
August 2022	9,799.53
September 2022	6,150.90

Source: NBH
According to the Quarterly Report on Inflation (the “Report on Inflation”) published on September 29, 2022, there is a high probability that the 2022 and 2023 inflation targets will not be achieved. In the Report on Inflation, the NBH estimated that the average annual inflation for 2022 would be between 13.5% and 14.5%, exceeding the 3% long-term inflation target rate. The inflation rate is projected to be in the range between 11.5% and 14.0% in 2023, still exceeding the 3% long-term inflation target rate. The inflation rate is projected to decrease to the range between 2.5% and 4.0% in 2024, which is in line with the 3% long-term inflation target rate.
Interest Rate Policy
The following table sets forth changes in the central bank base rate, the interest rate on the overnight deposit facility and the overnight interest rate on collateralized loans:
Table 18: Selected Interest Rates
	Central bank base rate	Interest rate on overnight collateralized loan	Interest rate on overnight deposit
	percent
Date
September 25, 2015	1.35	2.10	0.10
March 23, 2016	1.20	1.45	(0.05)
April 27, 2016	1.05	1.30	(0.05)
May 25, 2016	0.90	1.15	(0.05)
October 26, 2016	0.90	1.05	(0.05)
November 23, 2016	0.90	0.90	(0.05)
September 20, 2017	0.90	0.90	(0.15)
December 19, 2018	0.90	0.90	(0.15)
March 27, 2019	0.90	0.90	(0.05)
April 8, 2020	0.90	1.85	(0.05)
June 24, 2020	0.75	1.85	(0.05)

	Central bank base rate	Interest rate on overnight collateralized loan	Interest rate on overnight deposit
	percent
July 22, 2020	0.60	1.85	(0.05)
June 23, 2021	0.90	1.85	(0.05)
July 28, 2021	1.20	2.15	0.25
August 25, 2021	1.50	2.45	0.55
September 22, 2021	1.65	2.60	0.70
October 20, 2021	1.80	2.75	0.85
November 17, 2021	2.10	3.05	1.15
December 1, 2021	2.10	4.10	1.60
December 15, 2021	2.40	4.40	2.40
January 26, 2022	2.90	4.90	2.90
February 23, 2022	3.40	5.40	3.40
March 9, 2022	3.40	6.40	3.40
March 23, 2022	4.40	7.40	4.40
April 27, 2022	5.40	8.40	5.40
June 1, 2022	5.90	8.90	5.90
June 29, 2022	7.75	10.25	7.25
July 13, 2022	9.75	12.25	9.25
July 27, 2022	10.75	13.25	10.25
August 31, 2022	11.75	14.25	11.25
September 28, 2022	13.00	15.50	12.50
October 14, 2022	13.00	25.00	12.50

Source: NBH
Effective as of September 28, 2022, the Monetary Council raised the central bank base rate by 125 basis points to 13.00%. The Monetary Council also increased the overnight deposit rate by 125 basis points to 12.50% and the overnight and the one-week collateralized lending rate by 125 basis points to 15.50%.
Effective as of October 14, 2022, the Monetary Council raised the overnight collateralized lending rate by 950 basis points to 25.00%. The central bank base rate and the overnight deposit rate remained unchanged at 13.00% and 12.50%, respectively.
Effective as of November 23, 2022, the Monetary Council left the overnight collateralized lending rate, the central bank base rate and the overnight deposit rate unchanged at 25.00%, 13.00% and 12.50%, respectively.
Money Supply
The NBH does not use money supply targets as an instrument of monetary policy. The money supply flexibly adjusts to the money demand, which is indirectly influenced by monetary policy.
The following table provides information about the composition of the money supply as of the dates indicated:

Table 19: Money Supply
	As of December 31,					As of September 30, 2022
	2017	2018	2019	2020	2021
	(HUF billions)
M1(1)	19,360	21,971	24,531	30,264	34,915	34,258
M2(2)	22,405	25,212	27,610	33,496	38,870	42,245
M3(3)	22,928	25,637	27,724	33,563	39,017	42,595

Source: NBH
Notes:
(1)
Consists of currency in circulation outside monetary financial institutions plus overnight deposits.

(2)
Consists of M1 plus deposits with fixed terms of up to two years.

(3)
Consists of M2 plus repos, money market funds and debt securities with maturities of up to two years.

Recent Developments in Monetary Policy
On September 16, 2022, the NBH announced that from October 1, 2022, the reserve requirement of credit institutions would increase from 1% to a minimum of 5%, and may be further increased up to 10% based on individual bank decisions. In addition to the monthly average reserve requirement for the chosen reserve ratio, the NBH announced that it would also require banks to ensure that the balance of their reserve accounts does not fall below 5% on a daily basis.
The NBH also announced that it would begin providing a long-term deposit facility with a variable rate starting in October 2022, with the aim of absorbing liquidity for longer periods than one week.
On September 27, 2022, the NBH announced that effective as of September 28, 2022, the central bank base rate was raised by 125 basis points to 13.00%; the overnight deposit rate was increased by 125 basis points to 12.50% and the overnight and the one-week collateralized lending rates were each increased by 125 basis points to 15.50%. The Monetary Council also announced that interest rate conditions had become sufficiently strict, and therefore, the Monetary Council would pause the cycle of base rate hikes.
Beginning October 1, 2022, the NBH began to significantly reduce forint liquidity by raising the required reserve ratio, holding central bank discount bond auctions regularly and launching a longer-term deposit instrument. In addition, the NBH also increased the effectiveness of monetary transmission through increases in swap yields using daily tenders providing foreign currency liquidity.
On October 3, 2022, the NBH announced that the Financial Stability Board of the NBH decided to leave the countercyclical capital buffer rate unchanged at 0.5% through October 1, 2023.
On October 14, 2022, the NBH announced that effective as of October 14, 2022, the overnight collateralized lending rate would be raised by 950 basis points to 25.00%. The overnight deposit rate and the central bank base rates remained unchanged.
In addition, the Monetary Council announced that from October 14, 2022, the NBH would commence one-day (T/N) foreign exchange swap instrument and overnight (O/N) deposit quick tenders on a daily basis at higher interest rate levels than before. In addition, the NBH committed to directly meeting major foreign currency liquidity needs arising from covering energy imports in the coming months.
On October 14, 2022, the overnight deposit quick tender was announced with a yield of 18.00%.
On November 22, 2022, the Monetary Council announced that the NBH would hold a two-month deposit tender at the end of November 2022 to reduce banking sector liquidity over a longer term. Furthermore, beginning in December 2022, the NBH plans to hold FX swap tenders providing euro liquidity and discount bill auctions with maturities extending beyond the end of 2022.

Exchange Rate Development
In the ten-month period ended October 31, 2022, the foreign exchange rate of the forint weakened versus the euro, partly as a result of the Russia — Ukraine conflict. On October 31, 2022, the HUF/EUR exchange rate was HUF412.01/EUR1.00 and the HUF/USD exchange rate was HUF414.46 = USD1.00.
The Hungarian Banking System
Structure of the Hungarian Banking System
The following table illustrates certain trends in the Hungarian banking system for the periods indicated:
Table 20: Banking System — Selected Indicators
	As of December 31					As of September 30, 2022
	2017	2018	2019	2020	2021
	(HUF billions)
Loans to non-financial corporations	6,496	7,448	8,286	9,352	10,375	12,037
Loans to other financial intermediaries	1,068	1,236	1,409	1,619	1,734	1,925
Loans to insurance corporations and pension funds	0	0	0	0	4	4
Loans to government	455	519	736	1,300	528	1,458
Loans to households	5,812	6,150	7,109	8,114	9,329	9,829
Loans to non-profit institutions	19	18	15	18	20	17

Source: NBH
Public Finance
General Information
The public finance sector in Hungary consists of the central government budget, social security funds (pension and health funds), extra-budgetary funds and local government budgets, which together are referred to as the general government budget.
Methodology
The fiscal year for the Government is the calendar year. The general government budget data are compiled in several stages by the Ministry of Finance (prior to May 2018, the Ministry for National Economy had this responsibility). In the fall of each calendar year, the Ministry of Finance is required to compile the first preliminary budget (called the “planned budget”) for the following calendar year in accordance with the budget act approved by Parliament for that year.
In January of each given calendar year, the Ministry of Finance compiles the first version of the general government budget for the previous year. This budget (compiled according to data available in January) is called the “preliminary budget.” During the course of the year, the Ministry of Finance collects additional information concerning the revenues and expenditures related to the previous year. In light of this additional information, the Ministry of Finance revises the preliminary budget (compiled in January) and compiles the second version of the general government budget for the previous year. This budget (compiled according to data available in May of a given calendar year) is called the “fact budget.” The main reason for the differences between the preliminary and fact budgets is the uncertainty in the exact amounts of revenues and expenditures of the central governmental institutions, as the balance sheets of these institutions are not compiled until May of a given calendar year. The Ministry of Finance is obligated to compile the final account by the end of August of a given calendar year using the fact budget. The final account is submitted to Parliament, and Parliament approves the final account by a simple majority vote. However, the final account submitted to Parliament may differ from the final account approved by Parliament due to amendments. After the final account is approved by Parliament, the Ministry of Finance compiles the third version of the general government budget for the previous year, known as the “final budget.” During the course of the year in light of intra-year information, the Ministry of Finance compiles on an ad hoc basis budgets containing the expected revenues and expenditures on a best efforts basis. This budget is the “expected budget”.
The information included in this document with respect to the budgets for 2017, 2018, 2019, 2020 (final), 2021 (preliminary) and 2022 (planned budget and expected budget) was derived from the budgets for 2017, 2018, 2019, 2020, 2021 and 2022 as calculated by the Ministry of Finance using data available in October 2022.
Budget Trends
The following table sets forth the main fiscal trends in Hungary for the years indicated:
Table 21: General Budget Balance, consolidated(1)
	For the year ended December 31,
	2017 Final	2018 Final	2019 Final	2020 Final	2021 Preliminary	2022 Planned	2022 Expected
	(HUF billions)
GFS method(2)
Revenues	17,344.2	18,459.2	20,270.2	20,671.8	22,091.5	22,018.4	23,929.6
Expenditures	18,662.6	19,664.7	21,477.9	26,108.3	26,816.3	25,330.9	28,044.6
Balance	(1,318.5)	(1,205.6)	(1,207.7)	(5,436.4)	(4,724.8)	(3,312.6)	(4,115.1)
Balance in % of GDP	(3.4)	(2.8)	(2.5)	(11.2)	(8.6)	(5.9)	(6.5)
ESA method
Revenues	17,382.5	19,107.1	20,938.2	21,081.7	22,752.9	23,832.1	27,088.4
Expenditures	18,348.3	20,023.5	21,951.4	24,730.1	26,690.9	27,157.4	30,961.0
Balance	(965.8)	(916.5)	(968.2)	(3,648.4)	(3,938.0)	(3,325.3)	(3,872.5)
Balance in % of GDP	(2.5)	(2.1)	(2.0)	(7.5)	(7.1)	(5.9)	(6.1)

Sources: HCSO and Ministry of Finance
Note:
(1)
For methodological remarks on planned, expected, preliminary, fact and final budgets see “Public Finance — Methodology.”

(2)
Excluding privatization receipts.

According to data available in October 2022, the general government deficit (local governments included) amounted to HUF4,724.8 billion (8.6% of GDP) for the year 2021, according to the GFS methodology. The general government deficit for the year 2021 (local governments included), according to the ESA methodology, was HUF3,938.0 billion, equaling 7.1% of GDP for the year 2021.
According to the planned budget, the 2022 general government deficit (local governments included) was planned to be HUF3,312.6 billion (5.9% of GDP) according to the GFS methodology. The 2022 general government deficit (local governments included) was planned to be HUF3,325.3 billion (5.9% of GDP) according to the ESA methodology.
According to the expected budget, the 2022 general government deficit (local governments included) is expected to be HUF4,115.1 billion (6.5% of GDP) according to the GFS methodology. The 2022 general government deficit (local governments included) is expected to be HUF3,872.5 billion (6.1% of GDP) according to the ESA methodology.

In 2017, total general government revenues amounted to HUF17,344.2 billion. In 2018, 2019 and 2020, total general government revenues increased by 6.4% 9.8% and 2.0%, respectively, reaching HUF18,459.2 billion, HUF20,270.2 billion and HUF20,671.8 billion, respectively. In 2021, total general government revenues increased by 6.9%, reaching HUF22,091.5 billion. According to the planned budget, total general government revenues were planned to reach HUF22,018.4 billion in 2022, a decrease of 0.3% compared to the previous year. According to the expected budget, total general government revenues are expected to reach HUF23,929.6 billion in 2022, an increase of 8.3% compared to the previous year.
In 2017, total general government expenditures amounted to HUF18,662.6 billion. Total general government expenditures reached HUF19,664.7 billion in 2018, HUF21,477.9 billion in 2019, and HUF26,108.3 billion in 2020, an increase of 5.4%, 9.2%, and 21.6%, respectively, compared to the previous year. In 2021, total general government expenditures increased by 2.7% reaching HUF26,816.3 billion. According to the planned budget, total general government expenditures were planned to reach HUF25,330.9 billion in 2022, a decrease of 5.5% compared to the previous year. According to the expected budget, total general government expenditures are expected to reach HUF28,044.6 billion in 2022, an increase of 4.6% compared to the previous year.
For a detailed description of revenues and expenditures of the general government budget see “Central Government Budget” — “Central Government Revenues and Expenditures”; “Social Security and Extra-Budgetary Funds”; and “Local Government Finance”.
Central Government Budget
The following table sets forth information concerning central government revenues and expenditures for the final budget for the years 2017, 2018, 2019 and 2020, the preliminary budget for 2021, and the planned and expected budget for 2022:
Table 22: Central Government Revenues and Expenditures(1)
	For the year ended December 31.
	2017 Final	2018 Final	2019 Final	2020 Final	2021 Preliminary	2022 Planned	2022 Expected
	(HUF billions)
Revenues
Payments of Economic Units
Corporate taxes (including financial institutions)	680.0	440.1	329.9	470.1	635.3	643.5	980.0
Mining tax (DPTT)	28.8	43.7	45.6	30.7	60.2	38.0	199.9
Company car tax	33.3	35.3	36.4	37.8	39.4	39.3	49.6
Gambling tax	27.5	29.3	28.2	35.0	28.5	33.9	40.8
Eco tax	23.9	25.8	5.6	5.6	5.2	5.5	5.0
Simplified business tax	63.6	54.1	43.4	1.7	0.0	0.0	0.0
Tax of small enterprises	22.4	41.7	70.5	83.4	111.2	121.2	147.1
Itemized tax of small taxpayers	98.2	124.9	158.5	158.2	195.8	236.8	176.4
Tax on utility systems	55.0	54.3	54.5	52.5	54.1	53.4	53.4
Advertising tax	0.0	12.3	6.3	0.0	9.2	0.0	0.0
Other central payments	456.1	507.1	560.7	552.3	601.4	636.1	695.4
Other payments	18.0	9.5	18.1	15.8	11.6	15.0	(13.0)
Tax of financial institutions	64.2	53.3	56.7	120.5	61.5	60.9	329.3
Extra tax of certain sectors	1.1	0.7	0.1	47.6	78.6	76.3	169.4
Total	1,572.1	1,431.9	1,414.4	1,611.3	1,892.0	1,959.9	2,833.3

	For the year ended December 31.
	2017 Final	2018 Final	2019 Final	2020 Final	2021 Preliminary	2022 Planned	2022 Expected
	(HUF billions)
Taxes on Consumption
Value added tax	3,525.3	3,928.7	4,532.4	4,669.0	5,397.2	5,487.1	6,627.0
Excises	1,047.1	1,137.2	1,201.5	1,215.6	1,260.4	1,321.0	1,267.5
Financial transaction tax	217.3	233.2	243.4	217.8	233.1	232.5	287.1
Public health production tax(1)	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Insurance tax	35.7	39.7	82.5	98.5	104.3	115.4	172.3
Telecom levy	53.6	53.8	53.5	56.7	58.7	53.3	96.6
Turism development contribution	0.0	19.0	26.9	9.9	0.4	33.5	37.8
Contribution of airlines	0.0	0.0	0.0	0.0	0.0	0.0	12.5
Total	4,878.9	5,411.7	6,140.1	6,267.5	7,054.0	7,242.8	8,500.8
Payments of Households
Gross PIT revenues	1,920.0	2,177.4	2,424.6	2,527.7	2,888.6	2,866.5	2,790.7
PIT revenues of central budget	1,920.0	2,177.4	2,424.6	2,527.7	2,888.6	2,866.5	2,790.7
Private persons’ special tax	0.0	0.0	0.0	0.0	0.0	0.0	0.0
98% extraordinary tax of private persons	1.0	0.4	0.0	0.0	0.0	0.0	0.0
Registration fee paid after domestic servants	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Tax payments	6.9	8.6	7.8	6.8	3.2	0.0	0.1
Fees	173.6	191.0	215.6	207.2	224.0	198.7	256.3
Vehicle tax	45.8	47.9	50.4	85.3	95.0	90.5	96.9
Other Revenues
Total	2,147.3	2,425.3	2,698.3	2,827.1	3,210.9	3,155.7	3,144.1
Central Budgetary Institutions and Chapter Administered Appropriations
Own revenues of the institutions	2,389.9	2,228.9	2,002.7	2,354.6	2,220.8	1,510.6	2,390.6
Own revenues of chapter administered professional appropriations	433.8	122.0	140.8	337.8	475.3	235.0	315.0
EU support of chapter administered professional appropriations and central investments	1,124.2	85.4	107.6	105.9	4.0	0.0	0.0
Total	3,947.8	2,436.3	2,251.1	2,798.3	2,700.1	1,745.6	2,705.6
Payments of Central Budgetary Institutions	42.9	30.4	137.4	34.4	26.5	26.2	82.5
Payments to Central Carry-Over Fund	0.0	199.8	286.6	339.1	362.8	0.0	865.7
Contribution to National Social Fund	12.8	0.0	0.3	0.0	0.0	0.0	0.0
Payments of Local Governments	36.4	41.7	55.2	67.8	168.8	129.8	167.0

	For the year ended December 31.
	2017 Final	2018 Final	2019 Final	2020 Final	2021 Preliminary	2022 Planned	2022 Expected
	(HUF billions)
Payments of Extrabudgetary and Social Security Funds	17.0	13.3	91.2	38.9	21.2	21.2	21.2
Revenues of International Transactions	0.0	0.0	1.6	0.0
Payments Related to State Property	265.5	184.6	217.5	293.6	213.6	275.8	434.2
Other Revenues	40.8	19.6	37.2	48.8	101.6	19.1	55.4
Revenues Related to Debt Service	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Revenues from EU programs	0.0	1,053.8	1,251.4	1,681.1	1,552.6	2,363.3	1,416.7
Reimbursement of EU financial supports	100.4	260.9	211.4	1.9	0.0	0.0	0.0
Customs and import duties	12.2	15.7	16.0	15.9	23.4	22.4	34.5
Pension Reform and Debt Reduction Fund
Total Revenue(1)	13,074.2	13,525.1	14,809.9	16,025.8	17,327.5	16,961.8	20,260.9
Interest Revenues	104.3	120.5	258.4	247.2	133.8	105.0	221.4
Total Revenues(2)	13,178.5	13,645.7	15,068.3	16,273.0	17,461.3	17,066.8	20,482.4
Expenditures
Subsidiaries to Economic Units	326.3	383.1	421.2	663.4	642.9	479.4	1,296.9
Support to the Media	70.2	71.3	80.1	84.8	97.2	110.7	110.7
Consumer Price Subsidy	94.5	90.4	89.1	65.0	86.0	120.0	117.0
Housing Grants	184.7	193.2	191.2	251.5	376.5	381.8	593.6
Family Benefits Social Subsidiaries
Family benefits	407.1	402.7	399.2	399.4	399.2	401.1	399.9
Income supplement benefits	124.4	122.2	137.4	142.0	152.3	162.3	178.5
Benefits under retirement age	94.7	92.9	92.5	92.9	99.2	97.1	116.1
Other specific subsidies	26.8	25.1	25.2	24.5	24.0	24.8	24.4
Total	653.0	642.8	654.3	658.9	674.7	685.3	718.9
Central Budgetary Institutions and Chapter Administered Appropriations
Expenditures of central budgetary institutions	5,141.5	5,726.8	6,228.0	7,285.8	6,983.3	5,386.3	7,246.3
Chapter administered professional appropriations	5,116.6	4,691.7	4,896.2	7,072.8	4,374.5	3,322.4	4,442.6
Central investment	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Chapter balance reserve	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Total	10,258.1	10,418.5	11,124.2	14,358.5	11,357.8	8,708.7	11,688.9
Support to Political Parties and Other Civil Organizations	3.8	9.8	5.6	4.5	5.8	11.8	9.5
Transfer to Social Security Funds	623.9	591.6	467.6	652.0	1,409.2	1,785.3	1,951.9
Transfer to Local Governments
Direct transfer from the budget	700.5	746.8	778.5	821.0	1,013.8	873.4	1,073.2

	For the year ended December 31.
	2017 Final	2018 Final	2019 Final	2020 Final	2021 Preliminary	2022 Planned	2022 Expected
	(HUF billions)
Yielded PIT revenues	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Total	700.5	746.8	778.5	821.0	1,013.8	873.4	1,073.2
Transfer to Extrabudgetary Funds	85.0	92.5	76.9	248.5	115.4	150.0	157.8
EU programs expenditures					2,243.1	3,001.2	3,190.6
Expenditures of International Transactions	4.0	2.8	6.1	10.8	11.9	16.8	12.9
Debt Service Related Expenditures	50.3	32.4	38.7	44.5	52.3	43.4	41.6
Other Expenditures	63.6	60.3	67.2	120.3	197.2	153.1	192.0
Reserves	0.0	0.0	0.0	0.0	0.0	893.7	0.0
Cash compensation	3.1	2.8	2.5	2.2	1.9	1.8	1.8
Government Guarantees Redeemed	17.9	12.5	14.8	14.0	16.8	47.0	23.4
Contribution to EU Budget	260.4	316.5	365.3	449.8	610.5	564.9	586.7
Expenditures Related to State Property	451.0	305.6	517.1	1,311.7	1,474.1	800.1	844.5
Interest Payments	1,091.3	1,048.4	1,100.5	1,227.7	1,408.1	1,369.6	1,928.0
Total Expenditures	14,941.5	15,021.2	16,000.8	20,988.9	21,795.3	20,198.1	24,540.0

Source: Ministry of Finance
Notes: —
(1)
Excluding interest revenues

(2)
Including interest revenues

Social Security and Extra-Budgetary Funds
The social security funds consist of two funds: the pension fund and the health fund. The following table sets forth the revenues and expenditures for social security and certain extra-budgetary funds:
Table 23: Social Security and Extra-Budgetary Funds, Revenues and Expenditures(1)
	For the Year ended December 31,
	2017 Final	2018 Final	2019 Final	2020 Final	2021 Preliminary	2022 Planned	2022 Expected
	(HUF billions)
Social Security Funds
Revenues	5,325.2	5,702.9	5,815.8	5,889.7	6,950.8	7,623.7	8,112.5
Expenditures	5,468.1	5,786.5	6,050.7	6,541.8	7,370.7	7,770.5	8,609.1
Surplus (deficit)	(142.9)	(83.7)	(234.9)	(642.1)	(420.0)	(146.8)	(469.7)
Extra Budgetary Funds(2)
Revenues	719.6	574.0	658.2	848.1	689.8	703.3	775.9
Expenditures	647.1	566.4	618.7	801.4	709.8	577.9	571.7
Surplus (deficit)	72.5	7.6	39.5	46.7	(20.0)	125.4	204.2

Source: Ministry of Finance

Notes:
(1)
For methodological remarks on planned, expected, preliminary, fact and final budgets, see “Public Finance — Methodology.”

(2)
Currently, these funds consist of the Nuclear Fund, the National Employment Fund, the Research and Development Fund, the National Cultural Fund, and the Bethlen Gábor Fund.

The contribution of the central government to the social security funds was HUF623.9 billion in 2017, HUF591.6 billion in 2018, HUF467.6 billion in 2019, HUF652.0 billion in 2020, and HUF1,409.2 in 2021. The contribution of the central government to the social security funds was planned to be HUF1,785.3 billion in 2022 according to the planned budget. The contribution of the central government to the social security funds is expected to be HUF1,951.9 billion in 2022 according to the expected budget.
Local Government Finance
The following table sets forth the revenues and expenditures at the local government level for the years indicated for all the local governments:
Table 24: Local Government Revenues and Expenditures
	For the Year ended December 31.
	2017 Final	2018 Final	2019 Final	2020 Final	2021 Preliminary	2022 Planned	2022 Expected
	(HUF billions)
Revenues
Own revenues	1,170.7	1,298.7	1,405.1	1,251.0	1,315.5	1,422.7	1,440.8
Subsidies	700.5	746.8	778.5	821.0	1,013.8	873.4	1,073.2
Other revenues	1,138.0	931.3	894.5	873.2	953.9	921.2	1,263.2
Total revenues, GFS (excluding privatization)	3,009.2	2,976.8	3,078.1	2,945.2	3,308.4	3,217.3	3,750.2
Privatization revenues	4.0	3.4	3.5	13.9	3.1	3.5	3.5
Total revenues (including privatization)	3,013.2	2,980.2	3,081.6	2,959.1	3,311.5	3,220.8	3,753.7
Expenditures
Wages	861.0	900.0	959.4	971.1	1,012.4	986.2	1,088.8
Investments	559.6	696.8	913.3	865.2	843.5	1,040.1	966.2
Other expenditures	1,073.6	1,133.9	1,285.2	1,234.0	1,403.4	1,350.9	1,460.2
Total expenditures	2,494.2	2,730.7	3,157.9	3,070.3	3,259.3	3,377.2	3,515.2
Surplus (deficit), GFS (excluding privatization)	516.0	246.1	(79.8)	(125.1)	49.1	(159.9)	235.0
Surplus (deficit) (including privatization)	518.9	249.5	(76.3)	(111.2)	52.2	(156.4)	238.5

Source: Ministry of Finance
The municipalities are to a large extent autonomous, according to the Hungarian Constitution and the Local Government Act. However, the Government must take the local government deficit into account when preparing and implementing the central government budget and other parts of the public budget over which the Government and Parliament have more direct control. Parliament can, nevertheless, influence the financial situation of local governments through the volume of budget grants (transfers) and the tax-sharing system. The debt management and debt financing of municipalities was restricted as of January 1, 2012. See “Political System — Local Government.” During 2021, the revenues of the local governments amounted to HUF3,308.4 billion, the expenditures of local governments amounted to HUF3,259.3 billion, and the fiscal balance of the local governments, excluding proceeds from privatizations, amounted to a surplus of HUF49.1 billion.
Recent Developments in Public Finance
On October 14, 2022, the Government announced that Hungary’s oil reserves could be replenished before the end of 2022. In August 2022, the Government approved the release of 184 million liters of diesel from strategic reserves with a view to ensuring domestic fuel supply. A significant portion of the diesel stock released from Hungary’s strategic reserves could be returned to the reserves before the end of the year following a government decision to purchase almost 50 million liters of diesel. The freed-up reserves account for 38% of the diesel and 24% of the total diesel and crude stock. Under current regulations, the strategic reserves have to be replenished by April 1, 2023. To this end, the Hungarian Association for the Stockpiling of Hydrocarbons (MSZKSZ) has initiated a tender under which 47.8 million liters of diesel could be procured before the end of the year. The remainder of the released stock will be returned to the strategic reserve under further tenders.
On October 17, 2022, the Government announced the extension of the temporary freeze on mortgage loan interest rates until June 30, 2023.
On October 24, 2022, the Government announced the extension of the freeze on interest rates for loans to small and medium-sized firms from November 15, 2022 until July 2023. Interest rates will be frozen retroactively at their June 28, 2022 levels, which was 7.77%.
On November 10, 2022, the Government announced that (i) until December 31, 2022, the prices of fresh eggs and potatoes sold in shops, delivery services and supermarkets would be capped at the retail price level of those products on September 30, 2022; and (ii) the central government budget (excluding local governments) posted a surplus of HUF101.3 billion in October 2022. As of and for the ten-month period ended October 31, 2022, the central government deficit (excluding local governments) amounted to HUF2,683.9 billion
On November 22, 2022, the Government announced that it would expand the household utility price caps to state and local council-owned rental apartment buildings, with retroactive effect from August 1, 2022.
On November 23, 2022, the Government announced that Hungary’s gas storage facilities were 86% full as of November 15, 2022.
Developments Related to EU Funding and the Rule of Law
On September 26, 2022, the Government submitted a second package of bills to Parliament related to the EU’s conditionality procedure. The package contains amendments to legislation regarding oversight of the use of EU funding with the aim of reaching an agreement with the European Commission. The proposed legislation would establish an Integrity Authority and an Anti-Corruption Task Force.
The Integrity Authority would be a state administrative body, autonomous of the Government, focused on investigating fraud, conflict of interest, corruption and other crimes in connection with the use of EU funds in Hungary. The Integrity Authority would be headed by a chairman and two deputies, appointed by Hungary’s president on the recommendation of the head of the State Audit Office for a single term of six years. The Integrity Authority’s board would be required to report on the body’s activities once a year to both the Hungarian Parliament and to the European Commission.
The Anti-Corruption Task Force, whose members would include representatives from anti-corruption non-governmental organizations (“NGOs”) and state institutions, would work alongside the Integrity Authority, undertaking analyses, making recommendations, issuing opinions and drafting decisions. The Anti-Corruption Task Force would be headed by the chairman of the Integrity Authority, but its deputy would be picked by the body’s NGO members. Other participants could be invited to contribute to the Anti-Corruption Task Force on a permanent or ad hoc basis.

The proposed legislation would set up a three-member committee to support independent, objective decisions on the selection of people involved with the operation of the Integrity Authority and the Anti-Corruption Task Force and establish the rules for operation of an Internal Oversight and Integrity Directorate, which would report on its activities once a year to the Integrity Authority.
On October 4, 2022, Parliament passed a law creating the Integrity Authority, which is expected to start operating in the second half of November 2022.
On November 23, 2022, the Government announced that Parliament approved an amendment to the Directorate General for the Audit of European Union Funds (EUTAF) along with bills aimed at bringing the EU’s conditionality procedure to a conclusion. Under the amendments, the EUTAF will become an autonomous state administrative body with the aim of creating a system that allows for more effective oversight of EU funds.
National Debt
Public Debt
The following table sets out certain statistics regarding Hungarian public debt for the years indicated:
Table 25: Public Debt of Hungary(1)
	As of and for the year ended December 31,
	2017	2018	2019	2020	2021(2)
	(HUF billions, except for percentages)
Internal Public Debt	20,689.4	22,796.0	24,357.1	29,237.3	32,121.2
% of Nominal GDP	52.7%	52.5%	51.1%	60.4%	58.3%
External Public Debt	5,782.5	5,724.8	5,121.2	7,318.2	8,395.2
% of Nominal GDP	14.7%	13.2%	10.7%	15.1%	15.2%
Other Liabilities	274.2	167.4	203.7	128.8	180.6
Total Public Debt	26,746.2	28,688.2	29,682.0	36,684.3	40,697.0
% of Nominal GDP	68.1%	66.1%	62.3%	75.8%	73.8%
Nominal GDP	39,274.8	43,386.4	47,664.9	48,411.5	55,125.6

Source: GDMA Pte Ltd.
Notes:
(1)
This table shows the public debt of Hungary from the perspective of the economic obligations of the central government. Financial derivatives and mark-to-market deposits from 2005 are included. In this table, external debt refers to government obligations denominated in foreign currency, while internal debt refers to obligations denominated in local currency.

(2)
Data as available at the end of October 2022.

The government debt to GDP ratio amounted to 68.1% in 2017. In 2018 and 2019 the ratio decreased to 66.1% and 62.3%, respectively. In 2020, the ratio grew to 75.8%. In 2021, the ratio decreased to 73.8%.
The following table sets forth the investor base of Hungarian government securities (including securities denominated in foreign currency, securities denominated in local currency with original maturity over 1 year and securities denominated in local currency with original maturity not exceeding 1 year) for the dates indicated:

Table 26: Investor Base of Hungarian Government Securities (including foreign currency debt securities)
	As of December 31,					As of September 30, 2022
	2017	2018	2019	2020	2021
	(HUF billions)
Nonfinancial corporations	335.1	354.8	294.1	214.7	379.0	345.0
Central Bank	74.0	39.2	39.2	1,141.9	2,818.2	1,973.9
Credit institutions	8,612.8	8,467.5	8,366.0	10,405.7	9,631.4	9,594.7
Money market funds	68.7	80.9	22.7	13.1	8.8	14.0
Other monetary financial institutions	8,681.5	8,548.4	8,388.7	10,418.8	9,640.2	9,608.7
Other financial intermediaries	1,317.1	1,341.0	928.3	907.3	753.4	944.1
Financial auxiliaries	100.2	101.1	113.5	136.8	141.3	154.1
Insurance corporations and pension funds	2,291.9	2,371.7	2,428.3	2,626.3	2,384.9	1,999.5
Financial corporations	12,464.7	12,401.4	11,898.0	15,231.1	15,738.1	14,680.3
Central Government	259.9	252.2	249.7	253.6	524.0	311.8
Local government	264.0	284.9	292.5	203.4	144.7	149.8
Social security funds	0.0	0.0	0.0	0.0	0.0	0.0
General government	523.9	537.1	542.2	457.0	668.7	461.6
Households	5,024.9	5,778.7	8,047.1	9,135.6	10,110.0	9,729.0
Nonprofit institutions serving households	189.0	258.1	149.4	104.3	100.9	111.6
Rest of the world	9,220.3	9,336.8	9,458.5	10,994.9	10,598.6	9,933.3
Total	27,757.9	28,666.9	30,389.3	36,137.7	37,595.4	35,260.9

Source: NBH
The following table sets forth the investor base of Hungarian government securities denominated in local currency (including securities denominated in local currency with original maturity over 1 year and securities denominated in local currency with original maturity not exceeding 1 year) for the dates indicated:
Table 27: Investor Base of Hungarian Local-Currency Government Securities
	As of December 31,					As of September 30, 2022
	2017	2018	2019	2020	2021
	(HUF billions)
Nonfinancial corporations	302.7	328.4	281.0	200.2	359.9	287.8
Central Bank	47.2	39.2	39.2	1,141.9	2,818.2	1,973.9
Credit institutions	8,157.5	8,141.1	8,071.1	10,144.9	9,149.0	9,027.1
Money market funds	59.8	69.1	20.3	13.1	8.8	8.9
Other monetary financial institutions	8,217.3	8,210.2	8,091.4	10,158.0	9,157.8	9,035.9
Other financial intermediaries	1,180.6	1,175.3	824.1	766.6	663.3	866.4
Financial auxiliaries	98.6	99.8	112.1	135.2	140.1	153.2
Insurance corporations and pension funds	2,266.4	2,350.6	2,410.9	2,591.9	2,351.7	1,965.9
Financial corporations	11,810.2	11,875.1	11,477.7	14,793.6	15,131.0	13,995.2

	As of December 31,					As of September 30, 2022
	2017	2018	2019	2020	2021
	(HUF billions)
Central government	259.9	252.2	249.7	252.9	523.3	311.0
Local government	263.5	284.9	292.5	203.4	144.7	149.8
Social security funds	0.0	0.0	0.0	0.0	0.0	0.0
General government	523.3	537.1	542.2	456.3	668.0	460.8
Households	4,870.9	5,604.2	7,848.3	8,908.6	9,840.8	9,271.1
Nonprofit institutions serving households	186.6	254.2	145.0	100.0	96.7	105.8
Rest of the world	3,857.2	4,181.1	4,622.7	4,702.6	3,607.2	2,871.7
Total	21,550.9	22,780.1	24,916.8	29,161.3	29,703.6	26,992.4

Source: NBH
The Maastricht measure of general government debt is defined as the sector’s consolidated gross debt at nominal value, excluding other liabilities. The following table sets forth the general government consolidated gross debt at nominal value as a percent of GDP for the years indicated:
Table 28: Maastricht Debt of Hungary(1)
	As of December 31,
	2017	2018	2019	2020	2021
	(Percent of GDP)
Maastricht debt	72.1%	69.1%	65.3%	79.3%	76.8%

Source: NBH
Notes:
(1)
Gross debt, including Eximbank

According to data published by the NBH, general government consolidated gross debt at nominal value (Maastricht debt) including Eximbank as of December 31, 2021, amounted to HUF42,352 billion, equaling 76.8% of GDP.
According to data compiled by Eurostat, the government debt to GDP ratio in the European Union amounted to 87.9% as of December 31, 2021.
The following table sets forth the maturity breakdown of Hungary’s medium and long-term external debt by sectors (excluding SPEs) as of June 30, 2022:

Table 29: Schedule of Payments on External Public Debt as of June 30, 2022
	Total
		Central Bank and General Government					Other Monetary Financial Institutions and Other Sectors
							Other Monetary Financial Institutions			Other Sectors
		Total	Central Bank	General Government	of which HUF denominated bonds	Total	Total	Deposit Taking Corporations except the Central Bank	Money Market Funds	Total	Financial Corporations other than Monetary Financial Institutions	Non- financial Corporations, Households, and Non- profit Institutions Serving Households	Public Sector(1)	Private Sector(2)
	(EUR million)
2022. Q3	795.7	342.4	1.0	341.4	216.5	453.3	111.2	111.2	0.0	342.1	141.8	200.3	366.3	429.4
2022. Q4	719.0	296.0	1.0	295.0	251.4	423.0	71.6	71.6	0.0	351.3	83.6	267.7	328.0	390.9
2022	1,514.6	638.4	2.0	636.4	467.9	876.2	182.8	182.8	0.0	693.4	225.4	468.0	694.3	820.3
2023. Q1	1,376.3	884.9	1.0	883.9	64.8	491.4	199.1	199.1	0.0	292.3	55.7	236.7	999.9	376.5
2023. Q2	1,062.2	26.9	1.0	25.9	9.1	1,035.3	218.7	218.7	0.0	816.7	59.1	757.6	190.4	871.8
2023. Q3	2,410.0	571.8	0.0	571.8	258.6	1,838.2	1,423.6	1,423.6	0.0	414.6	48.3	366.3	591.9	1,818.1
2023. Q4	3,698.8	1,416.2	0.0	1,416.2	309.5	2,282.7	2,004.4	2,004.4	0.0	278.3	58.9	219.4	1,695.9	2,003.0
2023	8,547.4	2,899.8	2.0	2,897.8	642.0	5,647.6	3,845.7	3,845.7	0.0	1,801.9	221.9	1,580.0	3,478.1	5,069.4
2024	11,053.2	5,748.2	2,752.7	2,995.5	1,126.8	5,305.0	2,645.7	2,645.7	0.0	2,659.3	473.6	2,185.7	6,108.6	4,944.6
2025	6,379.2	2,444.7	0.0	2,444.7	1,449.0	3,934.5	1,886.4	1,886.4	0.0	2,048.0	107.3	1,940.7	2,661.9	3,717.3
2026	5,452.4	2,324.9	0.0	2,324.9	1,162.4	3,127.5	1,806.4	1,806.4	0.0	1,321.1	77.2	1,244.0	2,565.6	2,886.8
2027	7,741.0	4,757.0	0.0	4,757.0	2,982.5	2,984.0	409.9	409.9	0.0	2,574.1	45.4	2,528.7	4,817.2	2,923.8
2028	3,135.7	1,929.9	0.0	1,929.9	704.7	1,205.8	417.8	417.8	0.0	787.9	23.7	764.2	1,966.4	1,169.3
2029	3,172.4	2,340.6	0.0	2,340.6	369.3	831.8	430.1	430.1	0.0	401.7	21.0	380.7	2,376.9	795.5
2030	3,320.1	2,528.7	0.0	2,528.7	1,310.4	791.4	458.8	458.8	0.0	332.6	11.1	321.5	2,789.8	530.3
2031	3,431.7	2,976.7	0.0	2,976.7	1,004.4	455.0	162.9	162.9	0.0	292.1	21.8	270.3	3,003.4	428.3
2032	2,672.5	1,182.2	0.0	1,182.2	455.8	1,490.3	76.8	76.8	0.0	1,413.5	16.8	1,396.7	1,202.5	1,470.0
2033	1,482.9	1,187.5	0.0	1,187.5	663.6	295.4	0.6	0.6	0.0	294.9	7.4	287.5	1,206.2	276.7
After	11,330.4	10,635.8	3,638.8	6,997.0	907.1	694.6	151.6	151.6	0.0	543.0	110.2	432.8	10,667.7	662.7
Total	69,233.6	41,594.5	6,395.5	35,199.0	13,245.9	27,639.1	12,475.5	12,475.5	0.0	15,163.6	1,363.0	13,800.7	43,538.6	25,695.0

Source: NBH
Note:
(1)
Including (i) central bank, (ii) general government and (iii) central government controlled and local government controlled public corporations included in other monetary financial institutions and other sectors.

(2)
Including (i) non-public corporations included in other monetary financial institutions and (ii) other sectors.

Government Obligations to the NBH
The following table shows the Government’s obligations to the NBH, as of December 31 for the years indicated, and as of September 30, 2022:
Table 30: Government Obligations to the NBH
	As of December 31,					As of September 30, 2022
	2017	2018	2019	2020	2021
	(HUF billions)
Loans	0.0	0.0	0.0	0.0	0.0	0.0
Securities	39.2	39.2	39.2	1,113.6	3,302.8	3,313.2

Source: NBH
Gross External Debt
The following table sets forth the distribution and maturity of gross external debt of Hungary as of December 31, 2021:
Table 31: Gross External Debt(1)
	As of December 31, 2021
	Amount of Debt	of which short-term
	(EUR millions)
Obligor
NBH	16,715.0	10,491.4
Banking Sector(2)	15,618.1	4,388.1
General Government	38,167.8	555.9
Other Sectors(2)	23,091.8	8,500.0
Total(2)	93,592.7	23,935.4
Direct Investments Debt Instruments	36,503.8	—

Source: NBH
Notes:
(1)
In this table, external debt refers to obligations owed to non-resident entities. External debt as defined in External Debt Statistics: Guide for Compilers and Users (IMF 2003).

(2)
Financial derivatives are not included.